EXHIBIT 23.5

                         Consent of Independent Auditors

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-64809) and related Prospectus of City Holding Company for the registration of $57,500,000 of its ___% Trust Capital Securities, the registration of its Junior Subordinated Debentures, and the registration of its Guarantee and to the use of our report dated February 12, 1996, with respect to the consolidated financial statements of Twentieth Bancorp, Inc. and Subsidiary incorporated by reference in Horizon Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


      Huntington, West Virginia             /s/ Diamond, Leftwich, Goheen & Dunn
      October 21, 1998